Exhibit 99.1

Archer Daniels Midland Company 4666 Faries Parkway Decatur, Ill. 62526

ADM Announces Appointment of New Director, Declares Cash Dividend

DECATUR, Ill., Feb. 2, 2012 – Archer Daniels Midland Company (NYSE: ADM) today announced that Alan Boeckmann, retired chairman and chief executive officer of Fluor Corporation, has been appointed to its Board of Directors and will serve on the Board’s Nominating/Corporate Governance and Compensation/Succession Committees. His appointment, which increases the Board’s size to 11, is effective immediately.

Boeckmann served as the chief executive officer of Fluor Corporation from 2002-2011 and as non-executive chairman of its board of directors from 2011-2012.He is currently a director of Sempra Energy. He previously served on ADM’s Board of Directors from 2004-2008. He resigned from the ADM Board in 2008 because the bylaws of Fluor Corporation limited his participation to two external corporate boards at one time.

“We are pleased to welcome Alan back to ADM’s board,” said ADM Chairman and CEO Patricia Woertz. “His expertise in emerging markets, leadership experience and proven ability to drive profitable growth make him an excellent addition, and I am certain we will benefit from his strategic counsel.”

Cash Dividend Declared

ADM’s Board of Directors also declared a cash dividend of 17.5 cents per share on the company’s common stock payable March 8, 2012, to Stockholders of record Feb. 16, 2012.

This is ADM’s 321st consecutive quarterly payment, a record of 80 years of uninterrupted dividends. As of Dec. 31, 2011, there were 661,546,590 shares of ADM common stock outstanding.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve vital needs. Today, 30,000 ADM employees around the globe convert oilseeds, corn, wheat and cocoa into products for food, animal feed, industrial and energy uses. With more than 265 processing plants, 400 crop procurement facilities, and the world’s premier crop transportation network, ADM helps connect the harvest to the home in more than 160 countries. For more information about ADM and its products, visit www.adm.com.

Archer Daniels Midland Company

Media Relations

Jessie McKinney

media@adm.com

217-424-5413